As filed with the Securities and Exchange Commission on July ___, 2009.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_______________

IGI LABORATORIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	01-0355758
(State or Other Jurisdiction of Incorporation or Operation)	(I.R.S. Employer Identification Number)

105 Lincoln Avenue

Buena, New Jersey 08310

(Address of Principal Executive Offices, including Zip Code)

__________________________________________

2009 Equity Incentive Plan

(Full Title of the Plan)

___________________________________________

IGI Laboratories, Inc.
Philip Forte
105 Lincoln Avenue

Buena, New Jersey 08310

(Name, Address And Telephone Number, Including Area Code, of Agent For Service)

______________________________________________

Copies of communications to:

Brian Katz, Esq.

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

(215) 981-4000

______________________________________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☑
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of shares to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock ($0.01 par value)	2,000,000	$1.12 (2)	$2,240,000	$124.99

(1)

Pursuant to Rule 416(b), there shall also be deemed covered hereby such additional shares as may result from anti-dilution adjustments which may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)

Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933. The price and fee were computed based upon $1.12 per share, the average of the high and low prices for the common stock reported on the NYSE Amex on July 22, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

IGI Laboratories, Inc. (the “Registrant”) will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to IGI Laboratories, Inc., 105 Lincoln Avenue, Buena, New Jersey 08310, Attention: Philip Forte Controller; telephone number (856) 697-4379.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Commission on March 31, 2009;

(b)

The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the Commission on May 20, 2009;

(c)

The Registrant’s Current Reports on Form 8-K filed with the Commission on January 29, 2009, March 19, 2009, May 7, 2009, May 19, 2009, May 28, 2009, May 29, 2009 and July 2, 2009; and

(d)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 9, 1988, including any amendments or reports filed thereafter for the purpose of updating such description in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify any and all persons whom it shall have the power to indemnify under Section 145 to the fullest extent permitted by the Delaware General Corporation Law.

The Registrant has a directors and officers liability policy that insures the Registrant's officers and directors against certain liabilities.

The Registrant has entered into indemnification agreements with its directors which provide that the Registrant will indemnify such persons to the fullest extent permitted by law against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in conjunction with any suit in which he or she is a party or otherwise involved as a result of his or her service as a director or officer of the Registrant.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1

IGI Laboratories, Inc. 2009 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 2, 2009).

5.1*

Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.

23.1*

Consent of Amper, Politziner & Mattia, LLP

23.2

Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1

Powers of Attorney (included on the signature page hereto).

________________

* Filed herewith.

Item 9. Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Buena, state of New Jersey, on July 29, 2009.

IGI Laboratories, Inc.

By:	/s/ Hemanshu Pandya
Hemanshu Pandya President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Hemanshu Pandya and Philip S. Forte his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated below:

Signature	Title	Date

/s/ Hemanshu Pandya	President and Chief Executive Officer and Director	July 29, 2009
Hemanshu Pandya	(Principal Executive Officer)

/s/ Philip S. Forte	Controller	July 29, 2009
Philip S. Forte	(Principal Financial and Accounting Officer)

/s/ Joyce Erony	Director	July 29, 2009
Joyce Erony

/s/ James C. Gale	Director	July 29, 2009
James C. Gale

/s/ Michael Hemric	Director	July 29, 2009
Michael Hemric

/s/ Terrence O’Donnell	Director	July 29, 2009
Terrence O’Donnell

/s/ Jane E. Hager	Director	July 29, 2009
Jane E. Hager

EXHIBIT INDEX

Exhibits

4.1

IGI Laboratories, Inc. 2009 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 2, 2009).

5.1*

Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.

23.1*

Consent of Amper, Politziner & Mattia, LLP

23.2

Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1

Powers of Attorney (included on the signature page hereto).

________________

* Filed herewith.